UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2016

HANCOCK HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Mississippi (State or other jurisdiction of incorporation)	001-36872 (Commission File Number)	64-0693170 (I.R.S. Employer Identification No.)

One Hancock Plaza 2510 14th Street Gulfport, Mississippi (Address of principal executive offices)	39501 (Zip Code)

(228) 868-4000
 (Registrant's telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)            As Hancock Holding Company (the "Company") previously announced in its Form 8-K filed April 6, 2016, Edward G. Francis, the Company's former Executive Vice President and Chief Banking Officer, separated from the Company effective March 31, 2016.  On April 7, 2016, the Company and Mr. Francis entered into a Separation and Restrictive Covenant Agreement (the "Agreement"), setting forth the terms of his separation.

Pursuant to the Agreement, Mr. Francis will be subject to certain restrictive covenants, including noncompetition and non-solicitation covenants until March 31, 2018, and he will be entitled to the payments and benefits described below, with the receipt (or retention) of certain of these payments subject to Mr. Francis' execution and non-revocation of a release of claims in favor of the Company and continued compliance with the restrictive covenants. Mr. Francis will be entitled to receive the following payments and benefits under the Agreement: (i) pro-rata vesting of previously granted restricted stock awards based on the number of months elapsed since the grant date (6,623 shares of Company common stock), (ii) vesting of the portion of his supplemental contribution account under the Company's nonqualified deferred compensation plan (the "NQDC Plan") that was not vested as of March 31, 2016 and a pro rata supplemental contribution to the NQDC Plan for 2016 (through March 31), which amount will fluctuate based on Mr. Francis' deemed investment elections (an approximate aggregate value of $909,319), (iii) transfer of title to Mr. Francis of his Company provided automobile, (iv) a cash payment in respect of the restrictive covenants equal to $792,520 to be paid no later than April 30, 2016, and (v) outplacement assistance for one year at a cost not to exceed $25,000.  All amounts credited to the NQDC Plan will be paid in accordance with the terms of the NQDC Plan.

The foregoing description is qualified in its entirety by reference to the text of the Agreement, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the period ending March 31, 2016, and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK HOLDING COMPANY

April 13, 2016	By:	/s/ Michael M. Achary
Michael M. Achary
Chief Financial Officer

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